EXHIBIT 99.1

Contacts:	Krista Wierzbicki	Jenni Moyer
	For TiVo Inc.	For Comcast
	(408) 519-9438	(215) 286-3311
	kwierzbicki@tivo.com	jenni_moyer@comcast.net

TiVo and Comcast Team Up to Offer the First Retail Cable Set-Top with DVR That Delivers Linear TV, Broadband Content and Xfinity On Demand Library All From One Box

Comcast to help TiVo to promote solution with retail and marketing support

ALVISO, CA and PHILADELPHIA, PA - May 9, 2011 - TiVo Inc. (NASDAQ: TIVO ), the creator of and a leader in television services and advertising solutions for digital video recorders (DVRs), and Comcast Corporation (Nasdaq: CMCSA, CMCSK), one of the nation's leading providers of entertainment, information, and communications products and services, today announced they have entered into an agreement to enable access to Comcast's robust library of Xfinity TV On Demand content on TiVo Premiere set-top boxes sold at retail. For the first time, Comcast customers in select markets will be able to use a TiVo Premiere box to enjoy a fully integrated offering of On Demand programs, along with linear television and a range of broadband services, all accessible through TiVo's user interface and intuitive search capabilities.
Under the agreement, Comcast will make its Xfinity TV On Demand service accessible on TiVo Premiere set-top boxes in many of its largest markets, with the first expected to be the San Francisco Bay Area with a plan for additional markets to follow. In each of those markets Comcast and TiVo plan to partner on promotion of this new service in retail and other sales channels. Comcast will install TiVo Premiere set-top boxes with its cable service at no additional charge for its customers when the service is available in those markets.
“Adding Comcast's On Demand library to TiVo Premiere is a fantastic win for consumers because it will offer access to the ultimate television viewing experience with the programming viewers want. Traditional TV channels, On Demand and broadband delivered content will all be accessible with TiVo's universal search capability and TiVo's stunning HD user-interface,” said Tom Rogers, President and CEO of TiVo Inc. “And, this partnership will make it easy for our mutual customers to enjoy both their TiVo service and Comcast's Xfinity TV with the more than 25,000 On Demand programs it offers along with the ease of Comcast arranged installation.”
“We're pleased to combine Comcast's industry leading On Demand library with the innovative TiVo experience and provide our customers even more choice and convenience,” said Marcien Jenkes, Senior Vice President and General Manager of Video Services for Comcast. “Working with TiVo to allow customers to access our Xfinity TV On Demand service complements our commitment to bring any content to any device, at any time.”
About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the nation's leading providers of entertainment, information and communications products and services. Comcast is principally involved in the operation of cable systems through Comcast Cable and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable is one of the nation's largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

About TiVo Inc.
Founded in 1997, TiVo Inc. developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry. www.tivo.com
TiVo is a trademark or registered trademark of TiVo Inc. or its subsidiaries worldwide. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by Comcast and TiVo relate to, among other things, the future integration, availability and promotion of Xfinity TV On Demand Service on TiVo Premiere set-top boxes in select markets with the first expected market to be San Francisco Bay Area early next year and availability in additional markets after that. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," “plan to” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in each company's public reports filed with the Securities and Exchange Commission, including each company's most recent annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Each company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Each company disclaims any obligation to update these forward-looking statements.